NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER DIVIDEND AND CHANGES IN FUTURE DIVIDEND PAYMENTS

NEW YORK, NEW YORK (November 16, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that its Board of Directors has declared a quarterly dividend of $0.10 per share on the Company’s common stock.  The dividend is payable on December 6, 2011 to holders of record at the close of business on November 29, 2011.

Griffin also announced that its Board has considered its dividend policy for succeeding years and decided that, beginning in fiscal 2012, Griffin, rather than continuing to pay a quarterly dividend, will consider the payment of an annual dividend at the end of its fiscal year.  This change will permit the Board to evaluate better both Griffin’s prior full year results and its cash needs for the succeeding year when determining whether to declare an annual dividend.  This decision was based on the changes in cash usage and generation in the real estate business, particularly the variations caused by new building construction and property sales.  Griffin expects significant capital expenditures over the next several years as it expands its real estate development activities. Griffin noted that it has broken ground and will commence, on speculation, construction of a 228,000 sq. ft. industrial building in the Lehigh Valley of Pennsylvania and that it may potentially expand its real estate development activities into other geographies between Hartford, Connecticut and Washington, D.C. Griffin also noted that it anticipates receipt of approximately $18.7 million in cash from property sales that are expected to close in the next few months (including $3.0 million expected within the next week) and that, at present, it has not identified properties to acquire with those proceeds.  There is no guarantee that these anticipated property sales will close under their current terms, or at all.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to the discretion of Griffin’s Board of Directors.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the expected closings of property sales, the declaration and payment of future cash dividends, Griffin’s real estate development plans and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.